Exhibit (c)(8)
 DRAFT | Confidential  Preliminary | Subject to Further Review and Evaluation  January 2025  Project Alpha  Special Committee Materials

 Highly Preliminary - DRAFT  Illustrative Alpha + Illust. Target FCF Per Share Impact Analysis  Assumes IllustrativeTransaction Close of 6/ 30/ 25  ($MM, except per-share amo1111ts)  Alpha Management estimates annual revenue synergies to reach ~$10MM in Year 4, ramping ratably from ~$3MM in Year 2. At an illustrative contribution margin of70% today, every $3MM in revenue synergies would imply an additional ~$0.04 FCF / share and drive -0.6% accretion  Transaction Assumptions:  All-cash transaction  Illusuative 11:ansaction close of FY25 (6/YJ/2'5)  Minimum cash balance of $200MM  Financed usingcash on hand & debt at SOFR +  l SObps; debt piUd downwith excess FCF Tax rate of 20%  Fo,:gone cash rate based on SOFR  Transaction fees/expenses of$25MM  Illustrative  Purchase  Price:  Implied CY25E Revenue Transaction Multiple:  -  100%Cash  -i  -i  -i  8.3x  9.4x  10.6x  Alpha Management Plan + Illustrative Target (1)(2)  Alpha FY26  (Ending June 30,  2026)  - - -  Pro Forma FCF per Share  I Accretion I  ¾Accretion ies  Pre-Tax Syn-e'l}es Needed/ (Cushion) to Breakeven  (11.8)  $5.0  - - -  111.1  -  Alpha Street + Illustrative Target (2)(3)  Pro Forma FCF per Share  I Accretion I  ¾Accretion ies  Pre-Tax Syn-e'l}es Needed/ (Cushion) to Breakeven  ($1.2)  Alpha Management Plan + Illustrative Target (1)(2)  Standalone  Alpha FY27  (Ending June 30,  2027)  Pro Forma FCF per Share  $5.0  - - -  $11.1  -   I Accretion I   ¾Accretion ies  Pre-Tax Syn-e'l}es Needed/ (Cushion) to Breakeven  ($33.9)  - -  ($33.9)  -  ($21.1)  -  Alpha Street + Illustrative Target (2)(3)  Pro Forma FCF per Share  $Accretion I  Pre-Tax Syn-e'l}es Needed/ (Cushion) to Breakeven  ($32.1)  ($21.6)  ($20.6)  2  Nok: JJ/Ja1rom,,t 1aTfltfo,a,,dals (I.JJIUIHS J95MM oM l118A1M,for FY26E OM FY27E* nsptmH!,, ta 28-29% LFCF IJl(lrginJ..  {1) 41,a l>fmmJ!,mM Pim,pm;,J,d Aj,/,a Ma""!!"''"' a, efDt<tmbtr2024.  {2) IJl,um,,;,,, T"'l''projtmd fo,a,,dals pro,id,d Ma ,asefN.,,,.1,,r2024.  (J) 41,a strm #J btu,d•• "'""',..,,.."",_,,,,,efWalSl mttAMb•sn,p,,1, a, efJ..,,,ry 16, 2025, pro,id,d 41,a #1.  CONFIDENTIAL I DRAFI

Highly Preliminary – DRAFT

Illustrative Alpha Discounted Cash Flow Analysis: PF For Illustrative Target (Qatalyst)

Summary of Discounted Cash Flow Assumptions

- *Unlevered free cash flow projections and terminal value discounted to December 31, 2024 using mid-period convention*
- *Excludes the impact of stock-based compensation, amortization of intangibles, non-recurring expenses, and other non-cash items in unlevered free cash flow*
- *Weighted average cost of capital range of 9.5% to 11.5%*
- *Terminal value based on NTM UFCF multiple range of 20.0x to 30.0x and terminal year (FY30E) UFCF of $956MM*
- *Assumes current shareholders incur ~2% cumulative dilution through issuance of equity awards over the projected period, per Alpha Management*
- *Assumes $800M purchase price financed with new debt for illustrative target*

($MM, except per share amounts)

	Present Value as of December 31, 2024								
Discount Rate:	9.5%			10.5%			11.5%		
Terminal NTM UFCF Multiple:	20.0x	25.0x	30.0x	20.0x	25.0x	30.0x	20.0x	25.0x	30.0x
Implied Perpetuity Growth Rate	*4.3%*	*5.3%*	*6.0%*	*5.2%*	*6.3%*	*7.0%*	*6.2%*	*7.3%*	*8.0%*
PV of Unlevered FCFs Adj. for Dilution (H2'FY25E - FY29E) (1)(2)	$2,304	$2,304	$2,304	$2,259	$2,259	$2,259	$2,214	$2,214	$2,214
PV of Terminal Value Adj. for Dilution (FY30E & Beyond) (1)(2)	12,460	15,575	18,691	11,961	14,951	17,941	11,486	14,357	17,229
% of Enterprise Value in Terminal Value	*84%*	*87%*	*89%*	*84%*	*87%*	*89%*	*84%*	*87%*	*89%*
Implied Enterprise Value	**$14,765**	**$17,880**	**$20,995**	**$14,219**	**$17,210**	**$20,200**	**$13,700**	**$16,571**	**$19,443**
Less: Debt (3)	(807)	(807)	(807)	(807)	(807)	(807)	(807)	(807)	(807)
Plus: Cash (3)	172	172	172	172	172	172	172	172	172
Less: PV of DTLs (FY30E & Beyond) (1)	(153)	(153)	(153)	(144)	(144)	(144)	(137)	(137)	(137)
Implied Equity Value	**$13,978**	**$17,093**	**$20,208**	**$13,441**	**$16,431**	**$19,421**	**$12,929**	**$15,801**	**$18,672**
Implied Price Per Share (4)	**$218.45**	**$266.81**	**$315.16**	**$210.11**	**$256.53**	**$302.95**	**$202.16**	**$246.74**	**$291.31**
$ Premium/(Discount) to Standalone DCF	*$2.88*	*$6.19*	*$9.50*	*$2.31*	*$5.48*	*$8.66*	*$1.76*	*$4.81*	*$7.86*
% Premium/(Discount) to Standalone DCF	*1%*	*2%*	*3%*	*1%*	*2%*	*3%*	*1%*	*2%*	*3%*

Note: Present values as of December 31, 2024, assuming mid-period convention. Unlevered Free Cash Flows and Terminal Value adjusted by the cumulative dilution to current shareholders in each respective year, and then discounted to present value as of December 31, 2024. Assumes current shareholders incur ~2% annual dilution through issuance of equity awards over the projected period, per Alpha Management.

(1) Alpha Management Plan provided by Alpha Management as of December 2024.

(2) Illustrative Target projected financials provided by Alpha Management as of November 2024.

(3) Alpha balance sheet statistics per Alpha 10-Q for the period ended September 30, 2024. Cash adjusted for $49M acquisition of Ocean Grid, including $9M cash holdback expected to be paid in FY26.

(4) Alpha common shares outstanding as of October 30, 2024 per Alpha 10-Q for the period ended September 30, 2024. RSUs, PSUs, and options as of November 22, 2024 per Alpha Management. Fully-diluted shares calculated using treasury stock method.

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CONFIDENTIAL | DRAFT

Qatalyst PARTNERS

Highly Preliminary – DRAFT

Illustrative Discounted Cash Flow Analysis – PF For Illustrative Target (Citi)

Unlevered Free Cash Flow Profile – Alpha + Illustrative Target ($800mm Purchase Price)

($ mm)	9 Months Ended 6/30/2025	Fiscal Year Ended June 30, 2026E	2027E	2028E	2029E	2030E	Terminal Year
Memo: ACV	$1,091	$1,225	$1,384	$1,572	$1,792	$2,043	$2,043
% Growth		*18.3%*	*13.0%*	*13.6%*	*14.0%*	*14.0%*	
Revenue	$1,061	$1,313	$1,591	$1,856	$2,145	$2,444	$2,444
% Growth		*6.2%*	*21.2%*	*16.7%*	*15.6%*	*13.9%*	
Adj. EBITDA	$539	$566	$800	$1,019	$1,258	$1,430	$1,430
% Margin	*50.8%*	*43.1%*	*50.3%*	*54.9%*	*58.6%*	*58.5%*	*58.5%*
(–) SBC	(40)	(57)	(56)	(57)	(56)	(56)	(56)
Adj. EBITDA (Post-SBC)	$499	$510	$744	$962	$1,202	$1,373	$1,373
% Margin	*47.0%*	*38.8%*	*46.7%*	*51.8%*	*56.0%*	*56.2%*	*56.2%*
Memo: Income Before Tax	$186	$168	$396	$625	$883	$1,062	$1,066
% Margin	*17.5%*	*12.8%*	*24.9%*	*33.7%*	*41.2%*	*43.4%*	
(–) Cash Tax	(97)	(134)	(171)	(201)	(250)	(280)	(225)[1]
% Tax Rate	*52.0%*	*79.5%*	*43.1%*	*32.2%*	*28.3%*	*26.4%*	*21.1%*
(+) Interest Income from Revenue Rec.	46	53	50	54	64	64	64
(-) Operational Amortization	(0)	(1)	(1)	(1)	(1)	(1)	(1)
(–) Increase in NWC	(93)	45	(119)	(164)	(257)	(287)	(240)[2]
(–) Capital Expenditures	(16)	(22)	(22)	(24)	(25)	(25)	(25)
Unlevered Free Cash Flow (Post-SBC)	$338	$451	$480	$626	$733	$844	$947

Illustrative Sensitivity Analysis

	Perpetuity Growth Rate			Perpetuity Growth Rate			Perpetuity Growth Rate			Perpetuity Growth Rate		
	6.0%	7.0%	8.0%	6.0%	7.0%	8.0%	6.0%	7.0%	8.0%	6.0%	7.0%	8.0%
Discount Rate	**Implied Equity Value Per Share[3]**			**Incremental Implied Equity Value Per Share vs. Standalone[3]**			**Implied Terminal UFCF Multiple (Pre-SBC)**			**Terminal Value as a % of Enterprise Value**		
11.6%	$183	$218	$273	$1	$3	$7	18.7x	23.0x	29.5x	80.8%	83.8%	86.9%
12.3	164	191	231	(1)	1	4	16.9	20.4	25.4	78.9	81.8	84.9
12.9	147	169	200	(2)	(0)	2	15.5	18.3	22.3	77.1	79.9	82.9

Source: Alpha Management, FactSet, Public Filings. Market data as of 01/17/2025.

Note: Valuation date as of 09/30/2024. Assumes mid-year discounting. Share price rounded to nearest dollar. Discount rate reflects discount rate of Echo, Tax rate reflects that of Echo.

1) *Terminal year cash tax assumes zero change in deferred tax liability, assumes D&A equal to Capex. Cash tax impact of remaining DTLs in FY31 to FY33 results in reduction in implied Enterprise Value at ($86mm at midpoint WACC).*
2) *Terminal change in NWC based on average of change in NWC and interest income for FY28-FY30, less terminal interest income.*
3) *Alpha diluted shares outstanding as of 09/30/2024, includes: 63mm common, 0.7mm options (weighted average strike price: $142.49), 0.5 RSUs & PSUs outstanding. Alpha standalone bridge to enterprise value adjustments include $172mm in cash & equivalents (based on 09/30/2024 balance pro-forma for acquisition of Open Grid Systems), $7mm in net post-tax pension liability. Alpha Pro Forma bridge to enterprise value includes an additional $800mm in debt from illustrative acquisition, but is otherwise the same as standalone.*

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CONFIDENTIAL | DRAFT

citi

These materials have been prepared by Qatalyst Partners LP (including any affiliates “Qatalyst”) for the Qatalyst client or potential client to whom such materials are directly addressed and delivered or a special committee of the Board of Directors thereof (the “Company”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with Qatalyst. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by Qatalyst. Qatalyst assumes no responsibility for independent investigation or verification of such information and has relied on such information being complete and accurate in all respects. To the extent such information includes estimates and forecasts of future financial performance (including estimates of potential cost savings and synergies) prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, Qatalyst has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by Qatalyst in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. Prior to entering into any transaction the Company should determine, without reliance on Qatalyst, the economic risks and merits as well as the legal, tax and accounting characterizations and consequences of any such transaction. In this regard, by accepting this presentation, the Company acknowledges that (a) Qatalyst is not in the business of providing (and the Company is not relying on Qatalyst for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any transaction, (c) the Company should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) the Company should apprise senior management as to such legal, tax and  accounting advice (and any risks associated with any transaction) and Qatalyst’s disclaimer as to these matters. Qatalyst does not provide tax advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by Qatalyst to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. Any discussion of tax matters in these materials may have been written in connection with the “promotion” or “marketing” of any transaction contemplated hereby. Accordingly, any taxpayer should seek advice based on such taxpayer’s particular circumstances from an independent tax advisor. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Qatalyst to provide or arrange any financing for any transaction or to purchase any security in connection therewith. Qatalyst is not acting in any other capacity as a fiduciary to the Company. Qatalyst assumes no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted, summarized or referred to, in whole or in part, without the prior written consent of Qatalyst. These materials may not reflect information known to other professionals in other business areas of Qatalyst.  Qatalyst is a full service securities firm providing investment banking and other services and products to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, Qatalyst may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities or loans of the Company, potential counterparties, or any other company that may be involved in a transaction.  Qatalyst is required to obtain, verify and record certain information that identifies each entity that enters into a formal business relationship with it, which information includes the complete name and address and taxpayer ID number. Qatalyst may also request corporate formation documents, or other forms of identification, to verify information provided.  Disclaimer  CONFIDENTIAL | DRAFT

 The preceding pages contain material provided to the Special Committee of the Board of Directors of Alpha (the “Company”) by Citigroup Global Markets Inc. (“Citi”) in connection with the  proposed transaction involving the Company and Echo.  The accompanying material was compiled or prepared on a confidential basis solely for the use of the Special Committee of the Board of Directors of the Company and not with a view toward public disclosure under any securities laws or otherwise. The information contained in the accompanying material was obtained from the Company and other sources. Any estimates and projections contained herein have been prepared or adopted by management of the Company, obtained from public sources, or are based upon such estimates and projections, and involve numerous and significant subjective determinations, and there is no assurance that such estimates and projections will be realized. Citi does not take responsibility for such estimates and projections, or the basis on which they were prepared. No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. In preparing the accompanying material, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of the Company, that they are not aware of any relevant information that has been omitted or that remains undisclosed to Citi.  The accompanying material was not prepared for use by readers not as familiar with the Company and Echo as the Special Committee of the Board of Directors of the Company and, accordingly, neither the Company nor Citi nor their respective legal or financial advisors or accountants take any responsibility for the accompanying material if used by persons other than the Special Committee of the Board of Directors of the Company. The accompanying material is necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of the accompanying material. Citi does not have any obligation to update or otherwise revise the accompanying material. Nothing contained herein shall be construed as legal, tax or accounting advice.  Disclaimer  CONFIDENTIAL | DRAFT